Exhibit 99.4

[FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEES]

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN BLOOMIA HOLDINGS, INC.’S PROSPECTUS DATED FEBRUARY [●], 2026 (“PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS AND OTHER RELEVANT DOCUMENTS ARE AVAILABLE ON REQUEST FROM D.F. KING & Co., Inc. BY CALLING TOLL-FREE AT (888) 605-1956 FOR STOCKHOLDERS OR (646) 677-2515 FOR BANKS AND BROKERS or by emailing bloomia@dfking.com.

BLOOMIA HOLDINGS, INC.

Non-Transferable Subscription Rights to Purchase Up to $15,500,000 in Shares of Common Stock, representing 3,827,160 Shares of Common Stock in the Aggregate

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE BY RECORD HOLDERS UNTIL 5:00 p.m., CENTRAL STANDARD TIME, on MARCH 27, 2026, SUBJECT TO EXTENSION BY THE COMPANY

February [●], 2026

To Our Clients:

We are sending this letter to you because we hold shares of common stock, par value $0.01 per share (the “Common Stock”) of Bloomia Holdings, Inc. (the “Company”) on your behalf through your account with us. The Company has commenced a rights offering (the “Rights Offering”) described in the registration statement on Form S-1 initially filed by the Company with the United States Securities and Exchange Commission on January 23, 2026, as amended (Registration No. 333-292897) and the Prospectus of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock, on the terms and subject to the conditions described in the Prospectus. The Company has distributed to each stockholder of record (collectively, the “Record Holders”) of the Common Stock as of the close of business on February 16, 2026 (the “Record Date”) one Right for each full share of Common Stock owned by that Record Holder as of the close of business on the Record Date.

We are (or our nominee is) the Record Holder of the Common Stock held by us for your account as of the Record Date. We can exercise your Rights only if you instruct us to do so.

Once you have instructed US to exercise your rights, you may not revoke or change the exercise or request a return of the subscription price payment.

In the Rights Offering, up to an aggregate of 3,827,160 shares of Common Stock are being offered pursuant to the Prospectus. The Rights may be exercised at any time during the Rights Offering subscription period, which will commence on February 18, 2026, and will expire at 5:00 p.m., Central Standard Time, on March 27, 2026 (the “Expiration Date and Time”), subject to extension by the Company in its sole discretion in accordance with the Prospectus. Rights that are not validly exercised by the Expiration Date and Time will expire, cease to be exercisable and have no value. Each Right allows the holder thereof to subscribe for 2.16 shares of Common Stock (the “Basic Subscription Right”) at the price of $4.05 per whole share of Common Stock (the “Subscription Price”). Additionally, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares of Common Stock that remain unsubscribed (such shares, the “Unsubscribed Shares”) as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Privilege”). The Over-Subscription Privilege allows a Rights holder to subscribe for additional shares of Common Stock at the Subscription Price, subject to proration.

No minimum subscription is required for consummation of the Rights Offering. No fractional shares of Common Stock will be issued upon the exercise of Rights in the Rights Offering. Any fractional shares of Common Stock created by the exercise of Rights will be rounded down to the nearest whole share. Any excess subscription payments received by Equiniti Trust Company, LLC (the “Subscription Agent”) will be returned by check, without interest or penalty, as soon as practicable following the Expiration Date and Time and after all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

Each Rights holder will be required to submit payment in full for all the shares of Common Stock he, she or it wishes to buy with his, her or its Basic Subscription Right and its Over-Subscription Privilege in the manner specified in the Prospectus at or prior to the Expiration Date and Time. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date and Time, if a Rights holder wishes to maximize the number of shares he, she or it may purchase pursuant to such holder’s Over-Subscription Privilege, such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to such holder, assuming that no holders other than such holder purchase any shares pursuant to their Basic Subscription Rights and Over-Subscription Privilege.

Instructions on How to Exercise Your Rights Held Through Your Account with Us.

General

If you wish to exercise your Rights held through your account with us, you will need to check and properly complete Box 2 (and at least one of Box 3 and Box 4) of, and otherwise properly complete, sign and return to us, the “Beneficial Owner Election Form” enclosed with this letter, and comply with any other requirements of the Prospectus (including payment of the Subscription Price), prior to the earlier of (i) the Expiration Date and Time and (ii) such earlier deadline as applies to your account by the terms of your account agreement with us. If you do not properly complete, sign and return to us the “Beneficial Owner Election Form” (or fail to comply with any other requirements of the Prospectus) prior to the deadline referred to in the preceding sentence, or if you check Box 1 on the “Beneficial Owner Election Form” and return it to us, we will not exercise any Rights on your behalf.

Exercise of Basic Subscription Right

You may, through the exercise of your Basic Subscription Right, elect to subscribe for a number of shares of Common Stock (rounded down to the nearest whole share) equal to the number of Rights held in your account with us multiplied by 2.16 (the subscription ratio). As an example, if you owned 1,000 shares of Common Stock as of the Record Date through your account with us, you would be able to exercise 1,000 Rights through your account with us and thereby have the right to purchase up to 2,160 Shares for the Subscription Price per Share with your Basic Subscription Rights. For the avoidance of doubt, since each Right only represents the right to purchase a fraction of a Share, the maximum number of shares of Common Stock for which you can subscribe through your account with us is lower than the number of Rights that you are entitled to exercise through your account with us.

While you are not required to fully exercise your Basic Subscription Right available through your account with us to participate in the Rights Offering, if you do not do so, you will not be able to exercise any Over-Subscription Privilege.

Exercise of Over-Subscription Privilege

If you wish to exercise your Over-Subscription Privilege, you must (i) fully exercise your Basic Subscription Right and (ii) indicate the number of shares of Common Stock you would like to subscribe for through the Over-Subscription Privilege in the space provided in Box 2 on the enclosed “Beneficial Owner Election Form”. When you send in that information, you must also send the full purchase price for the number of additional shares of Common Stock that you have requested (in addition to the payment due for shares purchased through your Basic Subscription Right).

If there are an insufficient number of Unsubscribed Shares available to fully satisfy the over-subscription requests of Rights holders, those Rights holders who exercised their Over-Subscription Privilege will receive the available shares of Common Stock pro rata based on the number of shares of Common Stock each Rights holder subscribed for under the Basic Subscription Right. “Pro rata” means in proportion to the number of shares of Common Stock that you and the other Rights holders have purchased by fully exercising Basic Subscription Rights on your Common Stock holdings.

Because the total number of Unsubscribed Shares will not be known prior to the Expiration Date and Time, if you wish to maximize the number of shares of Common Stock you may purchase pursuant to such holder’s Over-Subscription Privilege, you would need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that you wish to invest, assuming that no holders other than you purchase any shares pursuant to their Basic Subscription Rights and Over-Subscription Privilege.

Payment of Subscription Price

The Rights Offering provides that payments of the Subscription Price may be made either in cash or (in the event that you are a creditor of the Company and desire to do so) by delivery of indebtedness for borrowed money owed to you by the Company in accordance with the procedures described in this letter. While we are able to facilitate payments of the Subscription Price for cash in accordance with our applicable procedures, if you desire to exercise your Rights and pay some or all of the Subscription Price by delivery of indebtedness for borrowed money owed to you by the Company, you will need to contact the Company directly prior to making any such election -- we will not be able to effect any payment by delivery, in lieu of cash, cancellation of an equivalent amount of indebtedness for borrowed money on your behalf.

PAYMENT IN CASH: If you desire to pay some or all of the Subscription Price for the shares of Common Stock in cash, check the applicable of Box 3 and/or Box 4 and (if you are checking Box 3) enclose the appropriate payment when you return your “Beneficial Owner Election Form”.

PAYMENT BY CANCELLATION OF INDEBTEDNESS FOR BORROWED MONEY OWED TO YOU BY THE COMPANY: If you are a creditor of the Company and would like to pay some or all of the Subscription Price for your shares of Common Stock by delivery, in lieu of cash, the cancellation of an equivalent amount of indebtedness for borrowed money owed to you by the Company, you must contact the Company at:

5000 W. 36th Street, Suite 220

Minneapolis, MN 55416

Attention: Elizabeth E. McShane, Chief Financial Officer

Telephone: (763) 392-6200

as soon as practicable after the date of the Prospectus (and in any event prior to exercising your Rights) so that the Company can in its sole and absolute discretion, (i) determine whether it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the Subscription Price and (ii) to coordinate the cancellation of indebtedness in exchange for issuance of Common Shares. As it may take some time for the Company to evaluate and respond to requests for the cancellation of indebtedness for borrowed money in full or partial payment of the Subscription Price and for the Company, thereafter, to coordinate with the Subscription Agent as to your exercise of your Rights, the Company strongly recommends that you start this process as soon as possible and not wait until the final days of the subscription period. Your delay in commencing this process may result in your being unable to timely exercise your Rights through the cancellation of indebtedness for borrowed money as full or partial payment of the Subscription Price, which in turn would result in your purported exercise of Rights to be paid for by such cancellation of indebtedness for borrowed money being rejected.

Following the Company’s determination, in its sole and absolute discretion, that it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the Subscription Price and subject to the receipt of any other supplemental documentation requested by the Company, at the Company’s address set forth above, at or prior to the Expiration Date and Time, the Company will coordinate with the Subscription Agent as to your exercise of the Rights.

We will not be able to effect delivery of any payment by cancellation of indebtedness for borrowed money on your behalf. DO NOT SENT ANY PAYMENT BY CANCELLATION OF INDEBTEDNESS FOR BORROWED MONEY TO US OR TO THE SUBSCRIPTION AGENT—ANY SUCH PAYMENT MUST BE COORDINATED DIRECTLY WITH THE COMPANY.

Return of Excess Payments

Any excess subscription payments received by the Subscription Agent will be returned by check, without interest or penalty, as soon as practicable following the Expiration Date and Time and after all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

Enclosed Materials and Questions

We have enclosed with this letter a copy of the Prospectus and the “Beneficial Owner Election Form”. The Rights Offering, this letter, and any exercise of Rights, are subject in their entirety to the terms and conditions of the Prospectus.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to purchase any shares which you are entitled to purchase pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering prior to the Expiration Date and Time.

If you have any questions concerning the Rights Offering, you should contact your broker and/or nominee. All additional questions regarding the details of the Rights Offering, and all requests for additional copies of the Prospectus or other relevant documents, should be directed to D.F. King & Co., Inc., the information agent, by calling it toll-free at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers of by emailing Bloomia@dfking.com.

Very truly yours,